Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 333-89037, 333-33580 and 333-50886 of The ServiceMaster Company on Form S-8 of our report dated June 23, 2003, appearing in this Annual Report on Form 11-K of the ServiceMaster Profit Sharing and Retirement Plan for the year ended December 31, 2002.




/s/ Deloitte & Touche LLP
Chicago, Illinois
June 25, 2003




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